RYDEX FAMILY OF FUNDS
                              RULE 22C-2 AGREEMENT

This Agreement is made as of October 16, 2006, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2"), by and between Rydex Distributors Inc. ("Fund Agent"), the distributor of the Rydex Family of Funds (the "Funds") and Security Distributors, Inc., the Intermediary firm, ("Intermediary").

WHEREAS, Fund Agent is the principal underwriter and distributor for the Funds;

WHEREAS, the Intermediary submits trades on behalf of client-shareholders or indirect intermediaries that are registered owners of accounts on the books and records of Intermediary, and Intermediary maintains on the books of the Fund Agent one or more account(s) that hold shares of the Funds;

WHEREAS, pursuant to Rule 22c-2, the Funds are required to enter into a written agreement with Intermediary under which Intermediary agrees to (i) provide, at the Fund's request, identity and transaction information about the shareholders who hold their shares through an account with the Intermediary, and (ii) execute instructions from the Funds to restrict or prohibit future purchases or exchanges;

WHEREAS, the Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund Agent or Intermediary for purposes of this Agreement (the Fund Agent and the Intermediary shall be collectively referred to herein as "Parties" and individually as a "Party");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Intermediary hereby agree as follows:

1.    SHAREHOLDER INFORMATION

1.1 AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

    1.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. With the written agreement of the Intermediary, the Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by

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            the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

    1.1.2 FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Fund promptly; or (iii) if directed by the Fund, block further purchases of Fund Shares from such accountholder. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i), (ii), or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

    1.1.3 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

2.2 AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

    2.2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

    2.2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Intermediary.

    2.2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

3.3   DEFINITIONS. For purposes of this paragraph:

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    3.3.1   The term "Fund" includes the fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. 1

    3.3.2 The term "Shares" means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

    3.3.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

      IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.


RYDEX DISTRIBUTORS, INC.                         Security Distributors, Inc.
                                                 -------------------------------
                                                 (Legal Name of Intermediary)


By: /s/ Kevin Farragher                         By: /s/ Gregory J. Garvin
   ----------------------                          -----------------------------

Name: Kevin Farragher                           Name: Gregory J. Garvin
                                                     ---------------------------

Title: Sr. Vice President                       Title: President
                                                      --------------------------


__________________________

1     As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1)
money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) any fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund